EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release

October 23, 2007

FIRST NATIONAL CORPORATION REPORTS 14% INCREASE IN THIRD QUARTER EARNINGS

Strasburg, Virginia (October 23, 2007) --- First National Corporation (OTCBB: FXNC) reported third quarter earnings of $1.6 million, an increase of 13.8% when compared to earnings of $1.4 million for the third quarter of 2006. Harry S. Smith, President and CEO, stated “We are pleased to report that profitability improved during the third quarter.  The net interest margin increased 11 basis points over the previous quarter.  This represents a 22 basis point year-to-date improvement.  The Company continues to seek opportunities for profitable balance sheet growth with a focus on leveraging branch capacity and maintaining high asset quality.”

Earnings for the third quarter of 2007 were $1.6 million, or $0.54 per basic and diluted share, compared to $1.4 million or $0.47 per basic and diluted share for the same period of 2006. The increase was the result of a 6.8% increase in net interest income, a 17.2% increase in noninterest income and no provision for loan losses, offset by a 10.3% increase in noninterest expense. Return on assets and return on equity were 1.18% and 17.81%, respectively, for the third quarter of 2007 compared to 1.07% and 17.23% for the same quarter in 2006. Total assets increased $11.8 million or 2.3% during the last 12 months to $533.7 million at September 30, 2007 compared to $521.9 million a year ago.

Net interest income increased 6.8% to $4.7 million for the third quarter of 2007 compared to $4.4 million for the same quarter of 2006. This increase was a result of a 14 basis point increase in the net interest margin and a $14.2 million increase in average interest-earning assets when comparing the two periods. The improvement in the net interest margin was due to increasing yields from the loan portfolio, decreasing yields on deposits and improvements in the balance sheet mix.

Noninterest income increased 17.2% to $1.5 million for the third quarter of 2007, compared to $1.3 million for the same quarter of 2006. Fees for other customer services increased 22.8% to $631 thousand for the third quarter of 2007, compared to $514 thousand for the same period in 2006. This increase resulted from an increase in ATM and check card fees, brokerage fees and fee income from trust and asset management services. Noninterest expense increased 10.3% to $3.8 million for the third quarter of 2007 compared to $3.5 million for the same period in 2006. Expenses increased over the comparable period in 2006 primarily due to the addition of two branch locations during the second and third quarters of 2006.

Net charge-offs were $21 thousand for the third quarter of 2007, compared to net recoveries of $5 thousand for the same period in 2006. Minimal loan growth resulted in no loan loss provision for the third quarter of 2007 compared to $109 thousand for the same period in 2006. The allowance for loan losses totaled $4.0 million or 0.92% of total loans at September 30, 2007, compared to $3.9 million or 0.91% of total loans at September 30, 2006.

For the nine months ended September 30, 2007, net income was $4.3 million or $1.46 per basic and diluted share. This is a 2.7% decrease compared to $4.4 million in net income or $1.50 per basic and diluted share for the same period in 2006. Return on assets was 1.09% for the first nine months of 2007 compared to 1.17% for the same period in 2006, and return on equity was 16.69% for the first nine months of 2007 compared to 18.90% for the same period in 2006.

Net interest income increased slightly to $13.4 million for the nine months ended September 30, 2007 compared to $13.2 million for the same period in 2006. This increase was the result of a 5.0% increase in average interest-earning assets offset by a lower net interest margin when comparing the two periods. The net interest margin decreased 11 basis points to 3.69% for the nine months ended September 30, 2007, compared to 3.80% for the same period in 2006.

Noninterest income increased 11.6% to $4.2 million for the nine months ended September 30, 2007 from $3.8 million for the same period in 2006. Fees for other customer services increased 22.7% to $1.8 million for the nine months ended September

30, 2007, compared to $1.5 million for the same period in 2006. This increase was attributable to increases in fee income from trust and asset management services and ATM and check card fees. Noninterest expense increased 10.5% to $11.3 million for the nine months ended September 30, 2007, compared to $10.2 million for the same period in 2006. The increase in expenses was due to the addition of two branch locations during the second and third quarters of 2006.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2006, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Interest and dividend income
Interest and fees on loans	$ 8,315	$ 7,740	$ 24,333	$ 21,658
Interest on federal funds sold	4	7	28	9
Interest on deposits in banks	31	26	81	86
Interest and dividends on securities available for sale:
Taxable interest	559	604	1,629	1,891
Tax-exempt interest	120	103	351	315
Dividends	52	56	147	169
Total interest and dividend income	$ 9,081	$ 8,536	$ 26,569	$ 24,128

Interest expense
Interest on deposits	$ 3,587	$ 3,225	$ 10,680	$ 8,085
Interest on federal funds purchased	50	51	130	219
Interest on company obligated mandatorily redeemable capital securities	242	217	716	522
Interest on other borrowings	541	679	1,629	2,116
Total interest expense	$ 4,420	$ 4,172	$ 13,155	$ 10,942

Net interest income	$ 4,661	$ 4,364	$ 13,414	$ 13,186
Provision for loan losses	-	109	67	278
Net interest income after provision for loan losses	$ 4,661	$ 4,255	$ 13,347	$ 12,908

Noninterest income
Service charges	$ 769	$ 681	$ 2,160	$ 2,043
Fees for other customer services	631	514	1,808	1,474
Gains on sale of loans	116	44	241	141
Net gains (losses) on sale of securities	(19)	-	(19)	3
Net losses on sale of premises and equipment	(3)	-	(2)	-
Other operating income	1	37	37	124
Total noninterest income	$ 1,495	$ 1,276	$ 4,225	$ 3,785

Noninterest expense
Salaries and employee benefits	$ 2,084	$ 1,906	$ 6,157	$ 5,545
Occupancy	243	204	717	593
Equipment	327	296	955	864
Other operating expense	1,176	1,067	3,451	3,205
Total noninterest expense	$ 3,830	$ 3,473	$ 11,280	$ 10,207

Income before income taxes	$ 2,326	$ 2,058	$ 6,292	$ 6,486
Provision for income taxes	755	678	2,038	2,114
Net income	$ 1,571	$ 1,380	$ 4,254	$ 4,372

Share and Per Share Data
Net income, basic and diluted	$ 0.54	$ 0.47	$ 1.46	$ 1.50
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,907,232	2,922,860	2,905,610	2,922,860
Book value at period end	$ 12.23	$ 11.20	$ 12.23	$ 11.20
Cash dividends	$ 0.13	$ 0.12	$ 0.39	$ 0.36

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Key Performance Ratios
Return on average assets	1.18%	1.07%	1.09%	1.17%
Return on average equity	17.81%	17.23%	16.69%	18.90%
Net interest margin	3.77%	3.63%	3.69%	3.80%
Efficiency ratio (1)	61.32%	60.85%	63.11%	59.44%

Asset Quality
Loan charge-offs	$ 79	$ 60	$ 232	$ 174
Loan recoveries	58	65	163	252
Net charge-offs (recoveries)	21	(5)	69	(78)
Nonaccrual loans	237	214	237	214
Nonperforming assets	1,599	678	1,599	678
Repossessed assets	78	5	78	5

Average Balances
Average assets	$ 528,899	$ 511,945	$ 523,651	$ 497,853
Average shareholders’ equity	34,968	31,779	34,075	30,934

			(unaudited)
			September 30, 2007	September 30, 2006
Capital Ratios
Tier 1 capital			$ 49,630	$ 44,364
Total capital			53,607	48,248
Total capital to risk-weighted assets			11.86%	11.01%
Tier 1 capital to risk-weighted assets			10.98%	10.13%
Leverage ratio			9.38%	8.67%

Balance Sheet
Cash and due from banks			$ 14,653	$ 9,255
Interest-bearing deposits in banks			1,965	1,899
Securities available for sale, at fair value			59,669	63,946
Loans held for sale			424	672
Loans, net of allowance for loan losses			430,616	423,179
Premises and equipment, net			19,341	17,331
Interest receivable			2,145	2,009
Other assets			4,860	3,599
Total assets			$ 533,673	$ 521,890

Noninterest-bearing demand deposits			$ 87,629	$ 81,890
Savings and interest-bearing demand deposits			173,003	141,252
Time deposits			175,817	196,763
Total deposits			$ 436,449	$ 419,905

Federal funds purchased	4,586	4,562
Other borrowings	40,660	50,779
Company obligated mandatorily redeemable capital securities	12,372	12,372
Accrued expenses and other liabilities	3,850	1,536
Total liabilities	$ 497,917	$ 489,154

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	September 30, 2007	September 30, 2006
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,459	1,465
Retained earnings	32,222	28,055
Unearned ESOP shares	(470)	-
Accumulated other comprehensive loss, net	(1,108)	(437)
Total shareholders’ equity	$ 35,756	$ 32,736

Total liabilities and shareholders’ equity	$ 533,673	$ 521,890

Loan Data
Mortgage loans on real estate:
Construction	$ 73,148	$ 64,195
Secured by farm land	1,740	2,506
Secured by 1-4 family residential	106,059	108,936
Other real estate loans	178,813	167,526
Loans to farmers (except those secured by real estate)	2,223	1,951
Commercial and industrial loans (except those secured by real estate)	52,155	50,197
Consumer installment loans	19,285	25,887
Deposit overdrafts	378	173
All other loans	792	5,692
Total loans	$ 434,593	$ 427,063
Allowance for loan losses	3,977	3,884
Loans, net	$ 430,616	$ 423,179

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2007 and 2006 is 34%.  Net interest income on a tax equivalent basis was $4,733 and $4,432 for the three months ended September 30, 2007 and 2006, respectively, and $13,629 and $13,390 for the nine months ended September 30, 2007 and 2006, respectively. Noninterest income excluding securities gains and losses was $1,514 and $1,276 for the three months ended September 30, 2007 and 2006, respectively, and $4,244 and $3,782 for the nine months ended September 30, 2007 and 2006, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.